Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Independent Registered Public Accounting Firm” in the Statement of Additional Information and to the use of our reports: (1) dated April 5, 2011, with respect to the statutory-basis financial statements and schedules of Western Reserve Life Assurance Co. of Ohio, and (2) dated
April 18, 2011, with respect to the financial statements of the subaccounts of the WRL Series Life Account included in Post-Effective Amendment No. 31 to the Registration Statement (Form N-6 No. 33-31140) under the Securities Act of 1933 and related Prospectus of WRL Freedom Equity Protector.

/s/ Ernst & Young LLP
Des Moines, Iowa
April 18, 2011